Exhibit 99.1

China Direct Industries Updates the Status of Production at its Magnesium Production Facilities

DEERFIELD BEACH, FL--(11/01/2010) - China Direct Industries, Inc. ("China Direct Industries") (NASDAQ:CDII), a U.S. owned holding company operating in China in two core business segments, magnesium production and distribution of basic materials, today provided an update of the status of production at its magnesium production facilities.

As referenced in our May 7, 2010 press release, we began the process to restart production at our Chang Magnesium and Baotou Changxin Magnesium facilities due to improving demand.  For the vast majority of fiscal 2010, production was idled at all of our facilities with the exception of Golden Magnesium’s annual capacity of 12,000 metric tons.  Golden Magnesium was running near full capacity by the end of the third quarter of fiscal 2010 and remained at or near full capacity in the fourth quarter of fiscal 2010.

 As of today’s date our Chang Magnesium facility now has 10,000 metric tons of annual available production capacity and Baotou Changxin Magnesium has available 6,000 metric tons of annual production capacity.  This brings our current annual magnesium production capacity for fiscal 2011 to 28,000 metric tons.   Management expects to ramp up overall capacity utilization rates and continue to restart additional furnaces at our Baotou Changxin facility to reach its full production capacity of 24,000 tons per year before the end of fiscal 2011, provided that overall demand continues to improve.  This would bring available production capacity back to 46,000 metric tons at these three facilities.    Our recently acquired Ruiming Magnesium facility will also enable us to produce 5,000 metric tons of magnesium powder on an annual basis.

Commenting on China Direct Industries magnesium segment, Dr. James Wang Chairman and CEO of China Direct Industries, Inc. stated, "Recently, magnesium spot price has been rising to approximately $3,000 per ton FOB China early in October 2010 as compared to prices closer to $2,500 this same time last year.  As the aerospace, automobile and consumer electronics industries continue to recover, we are seeing demand for magnesium improving throughout 2011and we have adjusted our production forecast accordingly.  We believe our magnesium segment is now emerging from a prolonged downturn as a stronger player relative to our competitors.  With firming prices returning to more normalized levels we are confident that our magnesium operations will not only grow substantially from a revenue standpoint in fiscal 2011 but also profitably at the bottom line.  We intend to continue with our plan to acquire additional magnesium production facilities as conditions warrant, and are confident that we will reach our goal of becoming the largest producer and distributor of magnesium products in the world by fiscal 2012.”

About China Direct Industries, Inc.

China Direct Industries, Inc. (NASDAQ: CDII), is a U.S. owned holding company operating in China in two core business segments, pure magnesium production and distribution and distribution of basic materials in China. China Direct Industries also provides advisory services to China based companies in competing in the global economy. Headquartered in Deerfield Beach, Florida, China Direct Industries operates 9 subsidiaries throughout China. This infrastructure creates a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. For more information about China Direct Industries, please visit http://www.cdii.net.

DISCLOSURE NOTICE:

In connection with the safe harbour provisions of the Private Securities Litigation Reform Act of 1995, China Direct Industries, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding our ability to ramp up magnesium production utilization rates and magnesium powder production, the demand and our revenues and margins in our Magnesium segment and our plans to acquire additional magnesium facilities.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Transition Report on Form 10-K for the fiscal year ended September 30, 2009.

Contact Information:

For the Company:

China Direct Industries, Inc.
Richard Galterio or Lillian Wong
Investor Relations
Phone: 1-877-China-57
Email: richard.galterio@cdii.net
lillian.wong@cdii.net